UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  May 10, 2011
(Date of earliest event reported)

KINGSTONE COMPANIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-1665	36-2476480
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1154 Broadway, Hewlett, NY	11557
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (516) 374-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Effective May 10, 2011, Kingstone Insurance Company (“KICO”), a wholly-owned subsidiary of Kingstone Companies, Inc. (the “Company”), entered into an employment agreement with Barry Goldstein, its Chairman of the Board and Chief Investment Officer.  The agreement replaced an employment agreement in effect between KICO and Mr. Goldstein which was scheduled to expire on December 31, 2011.  The new agreement provides for an expiration date of December 31, 2014. Pursuant to the new employment agreement, Mr. Goldstein has additional KICO management responsibilities in the areas of marketing, information technology and facilities management and, effective January 1, 2012, Mr. Goldstein will assume the positions of President and Chief Executive Officer of KICO.  In consideration of Mr. Goldstein’s additional responsibilities on behalf of KICO (including the transition to him of responsibilities as President and Chief Executive Officer of KICO), his KICO base salary will be increased, effective July 1, 2011, by approximately $100,000 to $275,000 per annum (subject, however, to a decrease of approximately $100,000 in the annual base salary payable to him by the Company).  Mr. Goldstein is entitled to increases in his KICO base salary of 5% per annum (subject to a decrease of a like amount in his base salary from the Company).  The terms of Mr. Goldstein’s employment agreement with KICO were also revised to be made consistent with the terms of his employment agreement with the Company, which continues in effect.

The foregoing description of Mr. Goldstein’s employment agreement with KICO does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement filed as Exhibit 10.1 to this Current Report on Form 8-K which is incorporated by reference herein.

Item 9.01.           Financial Statements and Exhibits.

(d)           Exhibits:

10.1	Employment Agreement, dated as of May 10, 2011, between Kingstone Insurance Company and Barry B. Goldstein

10.2	Amendment No. 3, dated as of May 10, 2011, to Employment Agreement between Kingstone Companies, Inc. and Barry B. Goldstein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGSTONE COMPANIES, INC.

Dated: May 12, 2011	By:	/s/ Barry B. Goldstein
Barry B. Goldstein
President